INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in Registration Statements No. 333-2342, 333-55913, and 333-95583 of Teche Holding Company on Form S-8 of our report dated November 16, 2001, incorporated by reference in the Annual Report on Form 10-K of Teche Holding Company for the year ended September 30, 2001.



/s/Deloitte & Touche LLP

Deloitte & Touche LLP
New Orleans, Louisiana
December 21, 2001